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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Adolph Coors Company
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
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	(4)	Date Filed: N/A

This filing consists of the following materials:

  (1)
  a Joint Press Release of Adolph Coors Company and Molson Inc. dated July 22, 2004;

  (2)
  a sheet containing a list of transaction facts, which is also posted on Coors' website;

  (3)
  a transcript of a voicemail delivered to certain employees of Coors by W. Leo Kiely III, Chief Executive Officer, Coors;

  (4)
  a transcript of a voicemail delivered to certain employees of Coors by Peter H. Coors, Chairman of the Board, Coors; and

  (5)
  a letter delivered to employees of Coors from Mr. Kiely.

Molson and Coors Announce Merger of Equals
to Create World's Fifth Largest Brewer

$6 billion company will have operating scale and financial strength to be major player in the consolidating global brewing industry

Molson Coors Brewing Company will have established leading brands in key world markets, including the United States, Canada, the United Kingdom and Brazil

Combination is expected to deliver substantial value to shareholders; approximately
US$175 million in synergies identified

        MONTREAL, Canada and GOLDEN, Colorado, July 22, 2004—Adolph Coors Company (NYSE: RKY) and Molson, Inc. (TSX: MOL.A) today announced a definitive agreement to combine in a merger of equals that will create a new company with the operating scale and balance sheet strength to take a leading role in the consolidating global brewing industry.

        With combined beer sales of 60 million hectoliters (51 million U.S. barrels), Molson Coors Brewing Company will be the world's fifth largest brewing company by volume, with pro-forma combined net sales of US$6.0 billion, EBITDA of US$1.0 billion and free cash flow of US$707 million for the twelve month period ended March 31, 2004. In addition, the combination is expected to generate approximately US$175 million in annualized synergies by 2007, with half of these benefits achieved within 18 months following completion of the merger. The transaction is expected to be earnings accretive(1) to the shareholders of both companies within the first full year of combined operations.

(1)
Excluding purchase accounting adjustments and one time charges

        The transaction brings together Coors, founded in 1873, and the third-largest brewer in the U.S. with an 11 percent market share, and the second-largest brewer in the U.K. with a market share of 21 percent, with Molson, North America's oldest beer company, founded in 1786 and Canada's leading brewer with a 43 percent market share, and the third-largest brewer in Brazil, where it has an 11 percent market share.

        "This transaction allows us to create a stronger company in a consolidating global industry while preserving Molson's rich heritage as North America's oldest beer company and Canada's leading brewer," said Eric H. Molson, chairman of Molson. "We are extremely pleased to be combining with Coors, one of the world's most respected brewers, in such a strategically compelling merger. We look forward to working together to realize the full potential of the new company."

        Peter H. Coors, chairman of Coors, said: "I am very proud to see the company started by my great-grandfather more than 130 years ago combine with a company of Molson's caliber and heritage. This historic transaction combines 350 years of brewing excellence and will create a dynamic and competitive organization able to deliver long-term value to shareholders while continuing to be an important contributor to the communities in which we operate."

        The combined company will have a well-established beverage portfolio that includes Coors Light, (the #7 beer brand worldwide), Molson Canadian (the #1 brand in Canada) and Carling (the #1 brand in the U.K.). In addition, Coors Original, Keystone, Aspen Edge, Zima XXX, Worthington's, Molson Ultra, Export, Molson Dry, Rickard's and Kaiser will be important brands in the portfolio. Additionally, the companies have, in various geographies, distribution and/or licensing agreements with other leading international brewers, including Heineken, Grupo Modelo, Grolsch, FEMSA, Foster's and SABMiller.

Management Structure and Board Composition

        Molson Coors Brewing Company will draw on a talented group of leaders from both companies. Eric H. Molson will serve as chairman of the Board of the combined company. W. Leo Kiely III, currently chief executive officer of Coors, will be chief executive officer. Daniel J. O'Neill, currently chief executive officer of Molson, will be vice chairman, synergies and integration. Timothy V. Wolf, currently chief financial officer of Coors, will serve as chief financial officer of the combined company.

        Leo Kiely, chief executive officer of Coors, stated, "Together, Molson and Coors will become the world's fifth largest brewer, with the market and financial strength necessary to drive organic growth and compete more effectively in today's increasingly challenging global market. With EBITDA of US$1.0 billion before synergies, Molson Coors Brewing Company will have the financial flexibility to increase investment behind key brands while delivering value to shareholders. We also expect the geographic footprint of the combined company will facilitate increased operational and financial efficiency."

        Molson Coors Brewing Company will have a 15-member Board of Directors, most of whom will be drawn from the existing Boards of both companies. It will be composed of five members nominated by Molson family Board members, five members nominated by Coors family Board members and three directors elected by the company's non-voting shareholders. Leo Kiely and Daniel J. O'Neill will also be directors. Nine members of the company's Board of Directors will be independent of management and the controlling shareholders.

        The company will have executive headquarters in Denver, Colorado, and Montreal, Quebec. The company's operations in Canada will be managed from Toronto, Ontario; operations in the U.S. from Golden, Colorado; operations in the U.K. from Burton-on-Trent, England; and operations in Brazil from São Paulo, Brazil.

Synergies and Cost Savings

        The companies intend to establish an Office of Synergies and Integration to facilitate the development and implementation of plans to achieve the expected benefits of the transaction. The Office will be responsible for the realization of cost savings and other synergies, including the alignment of related capital expenditures, by applying best practices and global benchmarking. The Office will be chaired by Daniel J. O'Neill and will also include Eric Molson and Leo Kiely.

        "In my new role, my responsibility will be to deliver the identified synergies, unlock additional opportunities and lead the teams that have the most past experience in making this happen. The merger represents a transaction that will be difficult to match given the large value of synergies and the ability to reinvest additional synergies above the US$175 million to drive top-line sales growth," said Daniel J. O'Neill, president and chief executive officer of Molson Inc. "In addition, a merger with Coors allows our Canadian unit to secure the rights to sell and distribute the Coors Light brand, which might not be the case in an alternative transaction."

        The combined company expects to achieve annualized synergies of approximately US$175 million by 2007. The principal sources of these synergies include the optimization of brewery networks, increased procurement efficiencies, streamlined organizational design, consolidated administrative functions and greater tax efficiencies. The companies expect to identify additional synergy opportunities between now and closing. These synergies are in addition to cost saving initiatives already underway at both companies

Summary of the Transaction

        The transaction will be structured pursuant to a Plan of Arrangement under which each share of Molson held by a Canadian resident will be exchanged, at the election of the holder, for exchangeable

2

shares in a Canadian subsidiary of Molson Coors and/or shares of Molson Coors. Molson shares held by nonresidents of Canada will be exchanged for Molson Coors stock. The transaction is structured to be tax deferred to all U.S. holders of Coors, tax deferred to Canadian resident Molson shareholders who properly elect to receive exchangeable shares, and taxable to U.S. holders of Molson shares and those Canadian resident Molson shareholders who choose to convert to Molson Coors stock.

        Under the proposed Plan of Arrangement, each Molson Class B voting share will convert into shares having the right to exchange for 0.126 voting share and 0.234 non-voting share of Molson Coors and each Molson Class A non-voting share will convert into shares that have the right to exchange for 0.360 non-voting share of Molson Coors.

        Both Boards of Directors have received fairness opinions from their financial advisors. The proposed merger, which is subject to approvals by the shareholders of both companies, the Superior Court of Quebec, appropriate regulatory and other authorities, as well as customary closing conditions, is expected to close following shareholders' meetings and votes in the fall of 2004.

        Application will be made to list the shares of Molson Coors Brewing Company on the New York Stock Exchange and the exchangeable shares on the Toronto Stock Exchange. The company intends to maintain Molson's quarterly dividend amount per share as adjusted for currency exchange and the share exchange ratio detailed above.

        The existing principal shareholders of Molson (Pentland Securities (1981), Inc.), and Coors, (the Adolph Coors, Jr., Trust), have agreed to vote their shares in favor of the merger and have entered into voting agreements under which they have agreed they will not solicit any offer seeking the purchase of their shares or their approval of a sale of the company each controls and will vote against an alternative proposition.

        The companies have also agreed not to solicit other offers. The merger agreement provides for the payment of a US$75 million break-up fee to either party in the event the transaction is not completed under certain circumstances.

        Molson and Coors have been advised by Pentland, the company through which Eric Molson holds his voting interest in Molson, that Pentland has taken steps to terminate an agreement between Pentland and the Swiftsure Trust which restricts the transfer of Molson shares held by the parties to that agreement.

        The Boards of Directors of the two companies have unanimously recommended the approval of the transaction to their shareholders. In addition, a Special Committee of Molson's Independent Directors formed to consider the transaction approved the proposed merger.

        Deutsche Bank acted as financial advisor to Coors. Citigroup and BMO Nesbitt Burns acted as financial advisors to Molson, and Merrill Lynch acted as financial advisor to the Special Committee of Molson's Independent Directors.

Financial Community Meeting and Conference Call

        The companies will host a financial community meeting and dial-in conference call today at 9:30 a.m. EDT to discuss the merger. Press are also invited to attend or dial-in on a listen-only basis. The meeting will be located at The New York Palace Hotel, 455 Madison Avenue, New York, New York. The dial-in number for U.S. callers is 888-874-9713 and the dial-in for participants located outside the U.S. is 973-935-8506. A slide presentation and live audio webcast of the call will be available and archived at www.molsoncoors.com. A replay of the call will be available for those who are unable to listen to or attend the meeting live. The U.S. replay number is 877-519-4471 and the replay number for callers outside the U.S. is 973-341-3080. The access code for both numbers is 4990854. The replay will be available from 3:00 p.m. EDT on July 22, 2004, to 3:00 p.m. EDT on August 23, 2004.

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Contacts

For Coors:	For Molson Inc.:
Investors Dave Dunnewald 303-279-6565	Investors Danielle Dagenais 514-599-5392
Kevin Caulfield 303-277-6894
Media Laura Sankey 303-277-5035	Media Sylvia Morin 514-590-6345

About Molson Inc.

        Molson Inc., founded in 1786, is one of the world's largest brewers of quality beer with operations in Canada, Brazil and the United States. A global brewer with CAN$3.5 billion in gross annual sales, Molson traces its roots back to 1786 making it North America's oldest beer brand. Committed to brewing excellence, Molson combines the finest natural ingredients with the highest standards of quality to produce an award-winning portfolio of beers including Molson Canadian, Molson Export, Molson Dry, Rickard's, A Marca Bavaria, Kaiser and Bavaria. For more information on Molson Inc., please visit the company's website at www.molson.com.

About Adolph Coors Company

        Founded in 1873, Adolph Coors Company is the world's ninth-largest brewer, with $5.4 billion in annual gross sales. Its principal subsidiary is Coors Brewing Company, the third-largest brewer in the U.S., with a beverage portfolio that includes Coors Light, Coors Original, Aspen Edge, Killian's, Zima XXX and the Keystone family of brands. The company's operating unit in the United Kingdom, Coors Brewers Limited, is the U.K.'s second-largest brewer, with brands that include Carling—the best-selling beer in the U.K.—Grolsch, Worthington's, Reef and the recently launched Coors Fine Light Beer. For more information on Adolph Coors Company, please visit the company's website at www.coors.com.

Latest 12 Months
Pro-Forma Financial Information(2,3)

Total combined volume	60 million HL (51 million U.S. bbls)
Net revenue	US $6 billion
Operating Income	US$673 million
EBITDA(4)	US$1 billion
Free cash flow(5)	US$707 million
Net Income	US$354 million
Net debt/EBITDA ratio	2.1x
Employees	14,800

(2)
Last twelve months ended March 31, 2004

(3)
Excludes purchase accounting

(4)
Earnings before interest, taxes, depreciation and amortization.

(5)
Free cash flow = EBITDA – capital expenditure

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Forward-Looking Statements

        This press release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as "would", "may", "will", "expects" or "expected to" and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company and Molson Inc. (separately and together the "Companies"). Such statements include, but are not limited to, statements about the anticipated benefits, savings and synergies of the merger between Adolph Coors Company and Molson, Inc., including future financial and operating results, Coors' and Molson's plans, objectives, expectations and intentions, the markets for Coors' and Molson's products, the future development of Coors' and Molson's business, and the contingencies and uncertainties to which Coors and Molson may be subject and other statements that are not historical facts. The press release also includes information that has not been reviewed by the Companies' independent auditors. There is no assurance the transaction contemplated in this release will be completed at all, or completed upon the same terms and conditions described. All forward-looking statements in this press release are expressly qualified by information contained in each company's filings with regulatory authorities. The Companies do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

        The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required approvals of the merger on the proposed terms and schedule; the failure of Coors and Molson stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; and disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that could cause Coors' and Molson's results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by Coors with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov). Neither Coors nor Molson undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

        Stockholders are urged to read the joint proxy statement/management information circular regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Investor Relations, (303) 279-6565. The respective directors and executive officers of Coors and Molson and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Coors's directors and executive officers is available in the 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission by Coors on March 12, 2004, and information regarding Molson's directors and executive officers will be included in the joint proxy statement/management information circular. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the joint proxy statement/prospectus and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

        # # #

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Merger Fact Sheet
Companies	Molson Inc.	Adolph Coors Company
Tickers	TSX: MOL.A	NYSE: RKY
Descriptions
Molson Inc., founded in 1786, is one of the world's largest brewers of quality beer with operations in Canada, Brazil and the United States. A global brewer with $3.5 billion in gross annual sales, Molson traces its roots back to 1786 making it North America's oldest beer brand. Committed to brewing excellence, Molson combines the finest natural ingredients with the highest standards of quality to produce an award-winning portfolio of beers including Molson Canadian, Molson Export, Molson Dry, Rickard's, Marca Bavaria, Kaiser and Bavaria. For more information on Molson Inc., please visit the company's website at www.molson.com.
Founded in 1873, Adolph Coors Company is the world's ninth-largest brewer, with $5.4 billion in annual gross sales. Its principal subsidiary is Coors Brewing Company, the third-largest brewer in the U.S., with a beverage portfolio that includes Coors Light, Coors Original, Aspen Edge, Killian's, Zima XXX and the Keystone family of brands. The company's operating unit in the United Kingdom, Coors Brewers Limited, is the U.K.'s second-largest brewer, with brands that include Carling—the best-selling beer in the U.K.—Grolsch, Worthington's, Reef and the recently launched Coors Fine Light Beer. For more information on Adolph Coors Company, please visit the company's website at www.coors.com.
Headquarters	Molson Coors Brewing Company will have headquarters in Denver, Colorado, and Montreal, Quebec
Strategic	Significant value creation for shareholders, driven by substantial cost synergies, strong cash flow & enhanced revenue opportunities
Rationale	•	Significant cost savings drives near-term value creation
	•	Enhanced cash flow drives increased investments in brands while supporting bottom line
	•	Necessary scale to continue as a leading consolidator in today's transforming brewing market
	•	Cash flow to pay down debt and drive returns on capital
Experienced management team to ensure smooth integration and capitalize on growth opportunities
	•	126 years of consumer industry experience
	•	Fundamentally strong brewers and operators
	•	Proven integration skills
Creates top-5 brewer with the operational scale and financial strength to become a consolidator in the global brewing industry
	•	Unites two highly successful, highly complementary players
	•	Leading market positions in some of the world's largest beer markets
	•	Broader geographic base provides diversified sources of revenue, profit and cash
Superb strategic and cultural fit
	•	Existing strong working relationship through JVs
	•	Common values, operating philosophies and heritages
	•	Complementary product lines and operational geography
Transaction	Company Name	Molson Coors Brewing Company
Summary	Transaction Overview	Combination of Molson and Coors through a merger-of-equals transaction
	Consideration	Stock-for-stock exchange (tax-free to holders of Molson in Canada and Coors in US)
	Exchange Ratio	0.36 Coors shares per Molson share
	Shareholder Support	Both controlling family shareholders agree to vote in favor of transaction
	Expected Closing	Fall 2004
	Required Approvals	• Recommended unanimously by Molson and Coors Boards of Directors
• Subject to approval by 2/3 of each class of Molson shareholders and by a majority of each class of Coors shareholders
• Subject to regulatory approvals (Canadian Competition Bureau, HSR, Investment Canada Agency)
	Stock Listings	Listing of Molson Coors A and B shares on NYSE; listing of exchangeable A and B shares on TSX
	Dividend Policy	Company to adopt Molson dividend policy currently US$0.44 per Molson share, or U.S. $1.21 per Molson Coors share
Board of Directors
Molson Coors Brewing Company will have a 15-member Board of Directors, composed of five members elected by the Molson family trust shareholders, five members elected by the Coors family trust shareholders and three directors elected by the company's non-voting shareholders. Leo Kiely and Daniel O'Neill will also be directors. Nine members of the company's Board of Directors will be independent as defined by the NYSE.
Senior	•	Chairman of the Board—Eric H. Molson
Management	•	Chief Executive Officer—Leo Kiely
	•	Vice Chairman, Synergies and Integration—Daniel J. O'Neill
	•	Chief Financial Officer—Timothy Wolf

For additional information and a complete investor information package, please visit www.molsoncoors.com

Stockholders are urged to read the joint proxy statement/management information circular regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Script for Leo Kiely: Voicemail Message to Employees (approximately 60 seconds)

        Good morning everyone, this is Leo Kiely. It's early here in New York, and I'm sorry I can't tell you this in person, but I wanted to share with you a very important and positive public announcement that we made just moments ago. Coors Brewing Company has entered into an agreement to merge with Molson Inc.

        We are very excited about the potential of this transaction—the combination of Coors and Molson will create the 5th largest brewer in the world, with major operations in key global markets, and will give us the scale to compete even more effectively in today's increasingly consolidating brewing industry. Coors and Molson are a superb strategic fit, with similar values, operational approaches, and heritages.

        Along with the press release announcing the merger of Coors and Molson, I have sent a communication in which I elaborate on why this merger is a great move for our company. I urge each of you to read this and the press release for details.

        It is also important to realize that this announcement is a first step in a long process—and that we are committed to keeping you informed of new developments as they occur. While we expect to receive the necessary approvals and to close the merger later this year, until that time, we must continue to operate as an independent company. We have current targets and goals set out and must continue to drive toward achieving our plan during this critical, peak-season period. I know I can count on you.

        Most importantly, I want to thank each one of you for your continued hard work and dedication. I urge you not to let today's announcement distract you. It's your passion and commitment to Coors that has helped make our company the leader it is today and will keep us strong and growing in the future.

Thanks and have a great day.

Script for Pete Coors: Voicemail message to employees

        Hello everyone this is Pete Coors with a message to all Coors employees on our voicemail system. It's early Thursday and I know you've already heard from Leo about some exciting news for our company. I wanted to personally leave you a message letting you know of my support for the potential merger between Coors and Molson. I can't tell you how excited I am about this potential—two strong companies with focused strategies coming together to create one of the world's largest and strongest brewers.

        Given the strong tradition of family involvement in Coors Brewing Company some of you might be wondering or asking if Coors is 'selling out'. I want you to know that nothing could be farther from the truth. As I've said before, the Coors family has been dedicated and involved in our company for 130 years. I'm enormously proud and supportive of our company and our management team. This would be a merger of equals with both the Coors and Molson families continuing to hold a large percent of voting shares. Further, I personally would remain a director of the combined company. In this role I will have direct input into the new company.

        During these exciting times there can be plenty of things that can be distracting—I ask you, please do not make this one of them. I'm as passionate about Coors as I have ever been. Let's keep our focus on our business and great performance during this peak-season period. Thanks everyone and have a great day!

July 22, 2004

Dear Fellow Employee:

        As you may be aware, today we announced that Adolph Coors Company and Molson Inc. have entered into an agreement to merge the two companies and embark on what we believe will be an important and exciting next chapter for our companies. Merging Coors and Molson will create one of the world's largest and strongest global brewers. Together, we will become the 5th largest brewer and have the operational and global capacity to compete more effectively in today's consolidating beer market.

        Coors and Molson are a superb strategic fit, with similar values, operational approaches and heritages. Both companies were founded by pioneering families who are still active in the business, have deep roots in their respective countries, and share a passion for beer and commitment to quality. Additionally, the strong working relationship we already have with Molson through our existing joint venture agreements will also help facilitate a smooth combination of the two companies once the merger has closed.

        It is important to realize however, that this announcement is a first step in a long process and that before our companies can combine, certain conditions, such as shareholder and regulatory approvals must be met. While we expect to receive the necessary approvals and to close the merger later this year, until that time, we must continue to operate as independent companies. At Coors, we have current targets and goals set out and must continue to drive toward achieving our plan during this critical, peak-season period. I know I can count on you.

        We have great people at Coors. It is your passion, drive and commitment to our brands that have made us the great company we are today. It's critical that you continue to focus on your job and avoid letting this announcement distract you so that Coors continues to deliver the same high quality products and service our customers have come to expect. We are committed to keeping you updated on a regular basis on the merger process and to make sure that you learn about important developments on a timely basis.

        Thank you again for your continued dedication and hard work. Your commitment to building the reputation and success of this company has allowed Coors to enter into this exciting opportunity, and we are grateful for the contributions you make to our growing company.

Sincerely,

Leo Kiely
President and CEO

        This letter includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as "would", "may", "will", "expects" or "expected to" and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company and Molson Inc. Stockholders are urged to read the joint proxy statement/management information circular regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

QuickLinks

Molson and Coors Announce Merger of Equals to Create World's Fifth Largest Brewer
Merger Fact Sheet